Exhibit 99.1

Frontier Communications
3 High Ridge Park
Stamford, CT 06905
(203) 614-5600
www.frontier.com

FOR IMMEDIATE RELEASE

Frontier Communications Announces Pricing of
Upsized Add-on Offering of $250 million of Senior Notes Due 2023

STAMFORD, Conn., September 24, 2012 — Frontier Communications Corporation (NASDAQ: FTR) announced today that it has priced an upsized registered offering of $250 million aggregate principal amount of 7.125% senior notes due 2023 (the “Notes”).  The size of the offering was increased to $250 million from the previously announced $200 million.  The Notes are an additional issuance of and will be fully fungible and form a single series voting together as one class with the $600,000,000 of 7.125% Senior Notes due 2023 issued on August 15, 2012.  The Notes will be issued at a price of 104.25% of their principal amount (equating to an effective yield to maturity of 6.55%), plus accrued interest from August 15, 2012.

Frontier will use the net proceeds from the sale of the Notes to repurchase or retire its existing indebtedness or for general corporate purposes.

The joint book-running managers for the offering are Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc.  You may obtain a final prospectus supplement, when available, and prospectus by contacting Credit Suisse Securities (USA) LLC at (800) 221-1037 (toll free).

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this press release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  A registration statement relating to the Notes became effective on May 10, 2012, and the offering is being made by means of a prospectus supplement.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers voice, broadband, satellite video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices, and advanced business communications for medium and large businesses in 27 states.  Frontier's approximately 15,300 employees are based entirely in the United States.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "believe," "anticipate," "expect" and similar expressions are intended to identify forward-looking statements.  Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  These risks and uncertainties are based on a number of factors, including but not limited to: the risk that the growth opportunities from the Transaction may not be fully realized or may take longer to realize than expected; the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product or service offerings and the risk that we will not respond on a timely or profitable basis; reductions in the number of our access lines that cannot be offset by increases in broadband subscribers and sales of other products and services; the effects of competition from cable, wireless and other wireline carriers; our ability to maintain relationships with customers, employees or suppliers; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation, or changes in the enforcement or interpretation of such legislation and regulation; the effects of any unfavorable outcome with respect to any current or future legal, governmental or regulatory proceedings, audits or disputes; the effects of changes in the availability of federal and state universal funding to us and our competitors; our ability to adjust successfully to changes in the communications industry and to implement strategies for growth; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to customers; changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations; our ability to effectively manage our operations, operating expenses and capital expenditures, and to repay, reduce or refinance our debt; the effects of changes in both general and local economic conditions on the markets that we serve, which can affect demand for our products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of residences and businesses; the effects of technological changes and competition on our capital expenditures and product and service offerings, including the lack of assurance that our network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical, pension and postemployment expenses and related funding requirements; changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; our ability to successfully renegotiate union contracts in 2012 and thereafter; changes in pension plan assumptions and/or the value of our pension plan assets, which could require us to make increased contributions to the pension plan in 2013 and beyond; the effects of customer bankruptcies and home foreclosures, which could result in difficulty in collection of revenues and loss of customers; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing; our ability to pay dividends on our common shares, which may be affected by our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and liquidity; and the effects of severe weather events such as hurricanes, tornadoes, ice storms or other natural or man-made disasters.  These and other uncertainties related to our business are described in greater detail in our filings with the Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings. We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

INVESTOR CONTACTS:		MEDIA CONTACT:
Robert Starr	Gregory Lundberg	Brigid Smith
Senior Vice President and Treasurer	Vice President, Investor Relations and Assistant Treasurer	Assistant Vice President, Corporate Communications
(203) 614-5708	(203) 614-5044	(203) 614-5042
robert.starr@ftr.com	greg.lundberg@ftr.com	brigid.smith@ftr.com

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